Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Media Relations: Kristie Bouryal, kristie.bouryal@nielsen.com, +1 646-654-5577

Investor Relations: Kate Vanek, kate.vanek@nielsen.com, +1 646-654-4593

NIELSEN VICE CHAIR SUSAN D. WHITING TO RETIRE

NEW YORK, NY, October 1, 2013 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced that Vice Chair Susan D. Whiting has decided to retire at end of this calendar year after a 35 year career with the company.

Following graduation from Denison University, Whiting joined Nielsen as the first woman hired into the company’s inaugural media management training program. Over more than three decades, Whiting progressed into key leadership roles with wide-ranging responsibilities, such as President and CEO of U.S. media, Chairman of global media measurement and global Executive Vice President. Whiting was appointed to her role as Vice Chair in 2008, leading global client relations, communications, marketing, public and government affairs, corporate social responsibility, and diversity initiatives.

“I want to express my deep appreciation to Susan for her partnership these past seven years and most especially for all she has given Nielsen for more than three decades,” said David Calhoun, CEO, Nielsen.

Whiting has been at the forefront of many firsts during her career. She had a hand in the creation of various research approaches, such as guiding Nielsen through its transitioning to measurement of a multi-channel, multi-screen world, establishing a global media measurement business, and convening representative External Advisory Committees to ensure diverse consumer voices are heard.

“I’ve been very proud to have had the entirety of my professional life spent as a member of the Nielsen family,” said Whiting. “My career at Nielsen has been enriching both because of the wonderful talent of my colleagues but also because of the tremendous changes the media industry has and continues to experience.”

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Forward-Looking Statements Disclaimer

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

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